EXHIBIT 4.4

COSTAR GROUP, INC.
2016 STOCK INCENTIVE PLAN

1.Purpose
The purpose of the CoStar Group, Inc. 2016 Stock Incentive Plan (the “Plan”) is to advance the interests of CoStar Group, Inc. (the “Company”) by enabling the Company and its subsidiaries to attract, retain and motivate employees of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the shareholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Committee.
2.Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.
(b)“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.
(c)“Board” means the board of directors of the Company.
(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.
(e)“Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 16.
(f)“Common Share” means a share of the Company’s common stock, subject to adjustment as provided in Section 11.

(g)“Company” means CoStar Group, Inc., a Delaware corporation.
(h)“Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on NASDAQ, the New York Stock Exchange Composite Tape or, if not listed on such exchanges, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.
(i)“Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(j)“Nonemployee Director” means each person who is, or is elected to be, a member of the Board or the board of directors of any Subsidiary and who is not an employee of the Company or any Subsidiary.
(k)“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(l)“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.
(m)“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
(n)“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 12.
(o)“Plan” means the CoStar Group, Inc. 2016 Stock Incentive Plan as set forth herein and as amended from time to time.
(p)“Prior Plan” means the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended.
(q)“Qualifying Performance Criteria” has the meaning set forth in Section 12(b).
(r)“Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.
(s)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(t)“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.
(u)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.
(v)“Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
3.Eligibility
Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, Nonemployee Directors shall be eligible for the grant of Awards hereunder as determined by the Committee. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.
4.Effective Date and Termination of Plan
This Plan was approved by the Board in April 2016 and became effective as of June 9, 2016 (the “Effective Date”), the date of approval of the Plan by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
5.Common Shares Subject to the Plan and to Awards
(a)    Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 1,450,000 shares, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan or any Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.
(b)    Issuance of Common Shares. For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired, unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of Common Shares in connection with payment or settlement of an Award. In addition, Common Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for Awards under this Plan.
(c)    Tax Code and Other Limits. The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 400,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). Any Common Shares that may be issued under this Plan may be issued pursuant to the exercise of Incentive Stock Options. The aggregate value of Awards granted under this Plan during any calendar year to any one non-employee director who is a Participant shall not exceed $400,000.
(d)    Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.
6.Options
(a)    Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, except that the Committee may authorize dividend equivalent accruals with respect to such Common Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.
(b)    Price. The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash, certified check, money order or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.
(c)    No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Options may not be amended to reduce the exercise price of an Option or cancel, exchange, substitute, buyout or surrender an outstanding Option in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.
(d)    Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.
(e)    Term of Options and Termination of Employment: The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.
(f)    Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).
7.Stock Appreciation Rights
Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the exercise price of a Stock Appreciation Right or cancel, exchange, substitute, buyout or surrender an outstanding Stock Appreciation Right in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Right without stockholder approval.

8.Restricted Stock and Restricted Stock Units
(a)    Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.
(b)    Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.
(c)    Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria; provided, however, that, except in the case of a change of control of the Company, the death or disability of the Participant or awards granted to employees of the Company or any Subsidiary in appreciation of past service to the Company or a Subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, vesting of Restricted Stock and Restricted Stock Units shall be no earlier than three (3) years from the date of grant for Awards not subject to vesting based on performance criteria and one (1) year from the date of grant for Awards that vest based on the achievement of performance criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted.
(d)    Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.
(e)    Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.
(f)    Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. Notwithstanding the foregoing, Restricted Stock and Common Shares underlying Restricted Stock Units that are subject to Qualifying Performance Criteria (as defined below) shall not be entitled to dividends or dividend equivalents unless and until the applicable Qualifying Performance Criteria have been achieved.
9.Deferral of Gains
The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.
10.Conditions and Restrictions Upon Securities Subject to Awards
The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
11.Adjustment of and Changes in the Stock
The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised). Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then the Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
12.Qualifying Performance-Based Compensation
(a)    General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
(b)    Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) sales, or (xxii) cost savings. To the extent consistent with Section 162(m) of the Code, the Committee (A) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense determined to be unusual in nature or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification (“ASC”) Topic 225, “Unusual or Infrequently Occurring Items,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any Subsidiary.
13.Transferability
Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.
14.Compliance with Laws and Regulations
This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
15.Withholding
To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.
16.Administration of the Plan
(a)    Committee of the Plan. The Plan shall be administered by the Compensation Committee of the Board or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the extent permitted by law, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.
(b)    Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.
(c)    Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
17.Amendment of the Plan or Awards
The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ’s listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
18.Miscellaneous
(a)    No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b)    Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.
(c)    Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law.
(d)    No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.
(e)    Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Appendix 1
Restricted Stock Sub-Plan: Provisions Applicable to Participants in France

I.	Introduction.
The following provisions apply to grants of Restricted Stock to employees and managing directors of any French subsidiary, or French branch of any non-French subsidiary, of which the Company holds directly or indirectly at least 10% of the share capital (a “French Entity”), so that such grants can qualify for favorable tax and social security treatment in France.
This Appendix applies for the purposes of permitting grants of Restricted Stock (the “French-Qualified Restricted Stock”) which will qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended by the so-called French “Macron” Law dated 6 August 2015 n°2015-990 which improves the social and tax regime of restricted stock in France (the “Macron Law”), to qualifying employees and managing directors who are resident in France for French tax purposes (“French Participants” and each a “French Participant”).
The Common Shares are listed on NASDAQ, which is a regulated securities exchange within the meaning of Article L.225-197-1 II of the French Commercial Code.
The terms of the Plan applicable to Restricted Stock, as set out in Appendix 1 hereto, shall, subject to the modifications set forth in this Appendix 1 (which shall prevail over the terms of the Plan in the event of conflict), constitute the terms applicable for grants of Restricted Stock to French Participants.
Under the Appendix 1, French Participants may receive grants only of Restricted Stock and the term “Award” under this Appendix 1 shall refer only to an award or grant of Restricted Stock. The provisions of the Plan permitting the grant of stock Options, Restricted Stock Units, or Stock Appreciation Rights shall not apply to French Participants under this Appendix 1.
In accordance with French law and with a view to benefit from the Macron Law, the granting, on one or several occasions, of up to 140,000 shares of French-Qualified Restricted Stock, relating to existing underlying Common Shares or underlying Common Shares to be issued by the Plan Administrator to qualifying employees or officers, as defined below in Section 3, has been duly authorized by the Company’s shareholders at a meeting held on June 9, 2016

II.	Definitions.
Capitalized terms not otherwise defined in this Appendix 1 shall have the same meanings as set forth in the Plan. The terms set out below will have the following meanings:
a.Blackout Periods.
The term “Blackout Periods” shall mean the periods

(i)
from the tenth (10th) trading day preceding through the tenth (10th) trading day following the date on which the consolidated accounts or annual corporate accounts of the Company are made public, and from the date on which the governing bodies of the Company have knowledge of information which, if made public, would have a significant impact on the market price of the Common Shares through the tenth (10th) trading day after such information has been made public; or

(ii)
or such other black-out periods applicable to the sale of Common Shares under US legislation or imposed by the Company which provides protection against insider trading comparable to that provided by Section L. 225-197-1 of the French Commercial Code.

b.Date of Grant.
The term “Date of Grant” shall be the date, which shall be specified in an agreement between the French Participant and the Company (an “Award Agreement”), on which the Committee grants the French Participant rights to a specified number of Common Shares, subject to the terms and conditions of this Appendix 1 and the Award Agreement.
c.Restricted Stock.
The term “Restricted Stock” shall mean Common Shares, rights to which are granted to a Participant conditional on certain vesting and/or forfeiture requirements, transfer restrictions and other terms and conditions provided in this Appendix 1. For the avoidance of doubt, it is specified that no dividend or voting rights shall attach to Restricted Stock under this Appendix 1 until such Restricted Stock has vested.
d.Vest Date.
The term “Vest Date” shall mean the date on which the Common Shares subject to the Restricted Stock Award become non-forfeitable. Such Vest Date or Vest Dates, as well as the performance criteria if any or other conditions for Common Shares to become non-forfeitable, shall be specified in the Award Agreement.

III.	Eligibility to Participate and Limitations.
a.    Subject to Sections 3(b) and (c) below, any French Participant who, on the Date of Grant of the Restricted Stock, is either employed under an employment contract with a French Entity (“contrat de travail”) or who is a managing director of a French Entity, shall be eligible to receive, at the discretion of the Committee, Restricted Stock under this Appendix 1, provided that he or she also satisfies the eligibility conditions of the Plan.

b.    Restricted Stock may not be issued to a director who is not also an employee of a French Entity, except in the case of managing directors (e.g., Président, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant). For the avoidance of doubt, Restricted Stock may not be issued under this Appendix 1 to a consultant or advisor to a French Entity.
c.    No Award of Restricted Stock may be made under this Appendix 1 to any individual who already owns on the Date of Grant, or which would have the effect of such individual owning as of the Date of Grant, more than ten percent (10%) of the Company’s share capital.
d.    No Award of Restricted Stock may be made under this Appendix 1 at such time as the number of Common Shares of the Company which are subject to outstanding vested Restricted Stock Awards exceeds ten percent (10%) of the Company’s corporate capital within the meaning Article L225-197-1 – I of the French Commercial Code.

IV.	Conditions of the Restricted Stock Awards.
a.    Award of Restricted Stock.
An Award of Restricted Stock shall confer on a French Participant the right to acquire Common Shares, subject to certain vesting and/or forfeiture requirements, transfer restrictions and other terms and conditions provided in this Appendix 1, for no consideration or for nominal (“symbolique”) consideration as permitted for French-Qualified Restricted Stock.
When the Committee makes an Award of Restricted Stock to a French Participant under this Appendix 1, the terms and conditions of such Award shall be set forth in the Award Agreement, including without limitation the number of Common Shares subject to such Award, the conditions for the vesting or forfeiture of the Restricted Stock including any applicable performance or continuing service criteria, and the restrictions on transferability of the Restricted Stock once vested.
An Award of Restricted Stock under this Appendix 1 shall confer neither voting rights nor dividend rights on the French Participant until such Restricted Stock has vested, and no dividends or dividend equivalents relating to the period prior to vesting shall be payable to a French Participant after the Vest Date.
b.    Vesting of Restricted Stock.
No Restricted Stock shall vest unless the holder of the Restricted Stock has been an employee or managing director of the Company or a French Entity from the Date of Grant through the date which would otherwise be the Vest Date, and the Board or the Committee may also set performance or achievement criteria as provided in Section 12 of the Plan for vesting of Restricted Stock. Notwithstanding the foregoing, the first Vest Date of French-Qualified Restricted Stock shall not occur, and no Restricted Stock shall vest, prior to the expiration of a one-year period running from the Date of Grant, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-Qualified Restricted Stock under Section L. 225-197-1 of the French Commercial Code, as amended.
c.    Holding and Sale of French-Qualified Restricted Stock.
The sale of Restricted Stock may not occur prior to the expiration of a period as is required to comply with the minimum mandatory holding period under Section L. 225-197-1 of the French Commercial Code as amended, as applicable to employees or managing directors of subsidiaries of issuers of French-Qualified Restricted Stock.
This minimum holding period shall be deemed to have been complied with if, as a result of a merger, spin-off, tender-offer, split-off or similar reorganization, shares are received in exchange for vested Restricted Stock, and such shares are held for the unexpired balance of the holding period which was applicable to the Restricted Stock exchanged.
Notwithstanding any other provision of this Appendix 1, Common Shares acquired under Restricted Stock Awards may not be sold by a French Participant during a Blackout Period, so long as and to the extent Blackout Periods are applicable to French-Qualified Restricted Stock issued by non-French companies.
Further, to the extent required under French law (article L 225-197-II of the French Commercial Code), the Committee of the Plan shall set a holding period for a specific percentage of the shares underlying the Restricted Stock for the French participants who are a Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, or Gérant de Sociétés par actions (i.e. president, general manager, deputee manager, member of the subsidiary board or manager of an equity partnership) or have a similar position of the Company, if they are granted in this capacity. The holding period applicable to such specific percentage shall expire on the date on which such French participants resign.
d.    French Participant’s Account.
Each Award of Restricted Stock shall be recorded in an account with the Company, in the name of the French Participant and specifying the number of Common Shares which are the subject of such Award, but such Common Shares shall not be issued to, nor title recorded in the name of, the French Participant until the Vest Date. Following the Vest Date, certificates representing Common Shares which have vested shall be issued in the name of the French Participant but, for the period during which such Common Shares shall be subject to transfer restrictions under this Appendix 1, the certificates shall remain in the custody of the Company or its transfer agent, or be held in such other manner as the Company may otherwise determine in order to ensure compliance with the minimum holding periods specified above and under applicable French law. At the Participant's request, the Committee shall provide or shall ensure that the Company or its transfer agent has provided the Participant with written evidence of the Participant's ownership of the vested Common Shares.

V.	Adjustments to Common Shares.

In the event an equitable adjustment in the Common Shares of the Company is available under the Plan as described in Section 11 thereof, adjustments to the number and kind of Restricted Stock subject to Awards under this Appendix 1 shall be made (excluding, for the avoidance of doubt, any adjustment resulting in acceleration of a Vest Date) to the extent permitted for French-Qualified Restricted Stock.

VI.	Death or Disability.
Upon the Company’s receipt within six months following the death of a French Participant of a written request from such French Participant’s heirs in a form satisfactory to the Company, the Company shall transfer any vested and at the sole discretion of the Committee to the extent permitted by French law for French-Qualified Restricted Stock, any unvested Restricted Stock awarded to such French Participant to his or her heirs, who shall not be required to comply with any further vesting conditions or restrictions on the sale of such shares, unless compliance is required for French-Qualified Restricted Stock treatment under French law as amended.
In the event a French Participant becomes disabled as defined within the second or third categories of disability defined in Article L341-4 of the French Code of Social Security, the rules set forth in the preceding paragraph with respect to death of a French Participant shall apply mutatis mutandis.

VII.	Reporting Obligations and Withholding.
The French Entity and French Participants shall comply with all reporting obligations imposed under French tax and social security laws and regulations with respect to Restricted Stock Awards under this Appendix 1, including without limitation the French Entity’s obligation to report to URSSAF the identity of French Participants for whom Awards vested in the preceding calendar year as well as the number and value of Awards for each such French Participant.
For the avoidance of doubt, the provisions of Section 15 of the Plan relating to satisfaction of tax obligations shall in the case of a French Participant apply to withholding of French social security and similar mandatory contributions, as well as French tax if any with respect to Restricted Stock Awards under this Appendix 1.

VIII.	Interpretation.
It is intended that Restricted Stock Awards made under this Appendix 1 shall qualify as French-Qualified Restricted Stock. The terms of this Appendix 1 shall be construed and interpreted accordingly. Insofar as legally permissible the Committee shall be entitled to construe and interpret the terms of this Appendix 1 so as to comply with the relevant guidelines published from time to time by French tax and social security administrations with respect to the conditions for favorable tax and social security treatment applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended by the Macron Law or otherwise.

IX.	Employment Rights.
The adoption of this Appendix 1 shall not confer upon the French Participants, or any employees or managing directors of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

X.	Language.
In the event of any differences between the English language and French language versions of any documents related to this Appendix 1 or the Plan, the English version shall control.